As filed with the Securities and Exchange Commission on July 3, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIDELIS INSURANCE HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Bermuda	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Fidelis Insurance Holdings Limited

Waterloo House

100 Pitts Bay Road

Pembroke

Bermuda HM08

(Address, Including Zip Code, of Principal Executive Offices)

Fidelis Insurance Holdings Limited 2023 Share Incentive Plan

(Full title of the plans)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

Attention: Mr. Donald J. Puglisi

(Name and address of agent for service)

(302) 738-6680

(Telephone number, including area code, of agent for service)

Copies to:

Joseph D. Ferraro	Janice Weidenborner
Jennifer Tait	Group Chief Legal Officer
Willkie Farr & Gallagher (UK) LLP	Fidelis Insurance Holdings Limited
Citypoint, 1 Ropemaker Street	Waterloo House
London EC2Y 9AW	100 Pitts Bay Road
United Kingdom	Pembroke
Bermuda HM08

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is filed by Fidelis Insurance Holdings Limited (the “Company” or “Registrant”) to register 4,913,119 common shares, par value $0.01 per share, of the Registrant (the “Common Shares”), which may be issued under the Fidelis Insurance Holdings Limited 2023 Share Incentive Plan (the “Incentive Plan”). The Incentive Plan was adopted by the Company’s board of directors on May 15, 2023 and approved by the Company’s shareholders on May 15, 2023. The number of Common Shares being registered pursuant to this Registration Statement reflects sum of (i) 4,615,500 Common Shares (i.e., the base number of Common Shares reserved and available for issuance pursuant to the Incentive Plan at the time the Incentive Plan was adopted as subsequently adjusted to reflect the reverse share split effected on June 16, 2023), and (ii) 297,619 Common Shares (i.e., 4% on a fully diluted basis of the Common Shares sold by the Company in connection with its initial public offering reserved and available for issuance pursuant to the terms of the Incentive Plan).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of this Registration Statement have been or will be sent or given to employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed with the Commission by the Company, are incorporated by reference into this Registration Statement, as of their respective dates:

(a)

the Company’s prospectus filed by the Registrant pursuant to Rule 424(b) under the Securities Act on June 28, 2023, relating to the Company’s registration statement on Form F-1 (File No. 333-271270), as amended, which contains the Company’s audited financial statements for the Company’s latest fiscal year for which such statements have been filed; and

(b)

the description of the Common Shares, which is contained in the Company’s registration statement on Form 8-A (File No. 001-41731), filed by the Registrant on June 28, 2023, together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission; provided, however, that documents or portions thereof which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document is incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain Bermuda legal matters will be passed upon by Conyers Dill & Pearman Limited (“Conyers”). Charles Collis is a partner and director at Conyers, as well as a director of the Company.

Item 6.	Indemnification of Directors and Officers.

To the extent permitted by the Companies Act, we are empowered to indemnify our directors against any liability they incur by reason of their directorship. We maintain directors’ and officers’ insurance to insure such persons against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Index to Exhibits and are incorporated herein by reference.

Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Memorandum of Association of the Registrant	F-1/A	333-271270	3.1	June 9, 2023

4.2	Amended and Restated Bye-laws of the Registrant	F-1/A	333-271270	3.2	June 20, 2023

5.1	Opinion of Conyers Dill & Pearman Limited					X

23.1	Consent of Conyers Dill & Pearman Limited (included as part of Exhibit 5.1)					X

23.2	Consent of KPMG Audit Limited, Independent Registered Public Accounting Firm					X

24.1	Power of Attorney (included on signature of this Form S-8)					X

99.1	Fidelis Insurance Holdings Limited 2023 Share Incentive Plan					X

107*	Filing Fee Table.					X

Item 9.	Undertakings.

1. The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on July 3, 2023.

FIDELIS INSURANCE HOLDINGS LIMITED

By:	/s/ Daniel Burrows
Name:	Daniel Burrows
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Allan Decleir, Daniel Burrows and Janice Weidenborner, each acting along, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to this Registration Statement on Form S-8, or other appropriate form, and all amendments thereto, including post-effective amendments, of Fidelis Insurance Holdings Limited, and to file the same, with all exhibits thereto, and other document in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Daniel Burrows Daniel Burrows	Group Chief Executive Officer and Executive Director (Principal Executive Officer)	July 3, 2023

/s/ Allan Decleir Allan Decleir	Group Chief Financial Officer and Executive Director (Principal Financial Officer and Principal Accounting Officer)	July 3, 2023

/s/ Helena Morrissey Helena Morrissey	Director	July 3, 2023

/s/ Daniel Brand Daniel Brand	Director	July 3, 2023

/s/ Charles Collis Charles Collis	Director	July 3, 2023

/s/ Cathleen Iberg Cathleen Iberg	Director	July 3, 2023

/s/ Daniel Kilpatrick Daniel Kilpatrick	Director	July 3, 2023

/s/ Dana LaForge Dana LaForge	Director	July 3, 2023

/s/ Hinal Patel Hinal Patel	Director	July 3, 2023

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Fidelis Insurance Holdings Limited, has signed this Registration Statement in the City of Newark, State of Delaware, on July 3, 2023.

AUTHORIZED U.S. REPRESENTATIVE

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Authorized Representative